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April 9, 1998

The Board of Directors

Iwerks Entertainment, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-3 No. 333-48455) of Iwerks Entertainment, Inc. for the registration of 299,101 shares of its common stock of our reports dated October 29, 1997 and February 10, 1998, except for Note 8 as to which the date is February 20, 1998, relating to the unaudited condensed consolidated interim financial statements of Iwerks Entertainment, Inc. that are included in its Forms 10-Q for the quarters ended September 30, 1997 and December 31, 1997.



                                          /s/ Ernst & Young LLP